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                                                                    EXHIBIT 99.2

 CONTACT:     Laura Guerrant (Financial Community)   AGENCY:  Sheryl Moreno
              Asyst Technologies, Inc.                        MCA, Inc.
              510/661-5000                                    650/968-8900
              510/661-5160 (fax)                              650/968-8990 (fax)

              Lisa Garcia (Editorial/Media)
              Asyst Technologies, Inc.
              510/661-5000
              510/661-5166 (fax)



               ASYST TECHNOLOGIES, INC. COMPLETES ACQUISITION OF
                            HINE DESIGN INCORPORATED

FREMONT, Calif., August 3, 1998--Asyst Technologies, Inc. (Nasdaq:ASYT), the leading supplier of manufacturing automation and Standard Mechanical InterFace
(SMIF) isolation systems to the global semiconductor industry, announced that it has completed its acquisition of Hine Design Incorporated, effective July 31, 1998. The acquisition, originally announced on July 6, 1998, was structured as a purchase of all of the outstanding capital stock of Hine Design for approximately $11.3 million in cash. In addition, Asyst granted options to purchase Asyst common stock in substitution for outstanding, vested options to purchase capital stock of Hine worth approximately $1 million and assumed certain debt liabilities of Hine Design of approximately$11.7 million. Hine Design, a leading supplier of wafer-handling robots for semiconductor process tools, is now a wholly owned subsidiary of Asyst.

ABOUT HINE DESIGN: Hine Design Incorporated is a privately held company with headquarters in Sunnyvale, Calif. specializing in the design and manufacture of wafer and flat panel display material handling solutions for original equipment manufacturers. Founded in 1983 by Derek Hine, CEO, the Company continues to pursue its vision of providing customers with the highest quality and maximum value in material handling systems. Hine Design is an ISO9001 certified company and has received Lam Research Corp.'s Supplier of the Year award for five consecutive years and GaSonics International's first Outstanding Supplier award.

ABOUT ASYST: The pioneer of the Standard Mechanical InterFace (SMIF), Asyst Technologies, Inc. is the leading provider of automated material handling systems critical to seamless factory automation in the most advanced fabs worldwide. Asyst's comprehensive solutions, which include industry-leading 200 mm and 300 mm product offerings, result in greater fab profitability and productivity. Through innovative developments in the software and integration services area, Asyst Software, Inc., a wholly owned subsidiary, provides integrated circuit (IC) manufacturers fully automated solutions addressing their most advanced manufacturing challenges. Founded in 1984, Asyst Technologies, Inc. is headquartered in Fremont, Calif., with facilities in Europe and the Pacific Rim. Asyst Software, Inc., is located in San Jose, CA. Asyst's homepage is located on the World Wide Web at http://www.asyst.com.

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